                                                                     Exhibit 2.3

                              TAX SHARING AGREEMENT

                          dated as of _________ , 2000

                                 by and between

                               SEA CONTAINERS LTD.

                                       and

                           ORIENT EXPRESS HOTELS LTD.

                                TABLE OF CONTENTS



                                                                                PAGE
Section 1.  Definitions...........................................................2
    "Audit".......................................................................2
    "Code"........................................................................2
    "Combined Group"..............................................................2
    "Combined Return".............................................................2
    "Combined Tax"................................................................2
    "Consolidated Group"..........................................................2
    "Consolidated Return".........................................................2
    "Deconsolidation".............................................................2
    "Deconsolidation Date"........................................................2
    "Deconsolidation Tax".........................................................3
    "Effective Date"..............................................................3
    "Estimated Tax Installment Date"..............................................3
    "Federal Income Tax"..........................................................3
    "Federal Tax".................................................................3
    "Final Determination".........................................................3
    "Income Tax"..................................................................3
    "Indemnifiable Loss Deduction"................................................3
    "Indemnified Loss"............................................................3
    "Indemnitee"..................................................................4
    "Indemnitor"..................................................................4
    "Independent Firm" ...........................................................4
    "Interest Accrual Period" ....................................................4
    "IPO".........................................................................4
    "Losses"......................................................................4
    "OEHL Affiliate"..............................................................4
    "OEHL Deconsolidation Tax Return".............................................4
    "OEHL Group"..................................................................4
    "OEHL Restructuring Tax Return" ..............................................4
    "Opinion Documents"...........................................................4
    "Other Separate Tax"..........................................................4
    "Payment Period"..............................................................4
    "Post-Deconsolidation Period".................................................4
    "Pre-Deconsolidation Period"..................................................4
    "Privilege"...................................................................5
    "Restated Tax Saving Amount"..................................................5
    "Restructuring"...............................................................5
    "Restructuring Agreement".....................................................5
    "Restructuring Taxes".........................................................5
    "SCL Affiliate"...............................................................5


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

    "SCL Group"...................................................................5
    "Separate Return".............................................................5
    "Service".....................................................................5
    "Spinoff".....................................................................5
    "Spinoff Date"................................................................5
    "Straddle Period".............................................................5
    "Tax".........................................................................6
    "Tax Asset"...................................................................6
    "Tax Authority"...............................................................6
    "Tax Item"....................................................................6
    "Tax Return"..................................................................6
    "Tax Saving Amount"...........................................................6
    "Treasury Regulations"........................................................6

Section 2. Preparation and Filing of Tax Returns..................................6
    2.1 Responsibility for Returns................................................6
    2.2 Manner of Preparing and Filing Tax Returns................................8
    2.3 Agent.....................................................................8

Section 3. Payment of Taxes to Tax Authorities....................................9
    3.1 Federal Income Taxes......................................................9
    3.2 Combined Taxes............................................................9
    3.3 Other Federal Taxes.......................................................9
    3.4 Other Separate Taxes......................................................9

Section 4. Allocation of Taxes; Payment for Losses................................9
    4.1 SCL Group Federal Income Tax Liability....................................9
    4.2 OEHL Group Combined Tax Liability........................................10
    4.3 Cooperation..............................................................12
    4.4 Tax Sharing Installment Payments.........................................12
    4.5 Tax Sharing True-Up Payments.............................................13
    4.6 Redetermination Amounts..................................................13
    4.7 Payment of Taxes for Post-Deconsolidation Periods........................13

Section 5. Tax Attributes........................................................14
    5.1 Allocation of Tax Items..................................................14
    5.2 Post Deconsolidation.....................................................14

Section 6. Additional Obligations................................................14
    6.1 Provision of Information and Mutual Cooperation..........................14
    6.2 Indemnification..........................................................15
    6.3 Tax Consequences of Payments.............................................15
    6.4 Interest.................................................................17

Section 7. Audits................................................................17
    7.1 In General...............................................................17



                                       ii

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

    7.2 Notice...................................................................18
    7.3 Failure to Notify........................................................18

Section 8. Dispute Resolution....................................................18

Section 9. Restructuring.........................................................19
    9.1 Restructuring Taxes......................................................19
    9.2 Tax Reporting of Restructuring Items.....................................19
    9.3 Audits Relating to Restructuring or Deconsolidation......................20
    9.4 Provision of Information and Mutual Cooperation..........................20
    9.5 Allocation of Tax Assets.................................................20

Section 10. Spinoff..............................................................21
    10.1 Spinoff Related Items...................................................21
    10.2 Information for Shareholders............................................22

Section 11. Miscellaneous........................................................22
    11.1 Effectiveness...........................................................22
    11.2 Notices.................................................................22
    11.3 Changes in Law..........................................................23
    11.4 Successors and Assigns..................................................23
    11.5 Authorization, Etc......................................................23
    11.6 Complete Agreement......................................................23
    11.7 Interpretation..........................................................23
    11.8 Counterparts............................................................24
    11.9 Legal Enforceability....................................................24
    11.10 No Third Party Beneficiaries...........................................24
    11.11 Choice of Law; Jurisdiction and Forum..................................24
    11.12 Amendment and Modification.............................................24


                              TAX SHARING AGREEMENT


         TAX SHARING AGREEMENT (this "Agreement"), dated as of
__________________, 2000, by and among Sea Containers Ltd. ("SCL"), a Bermuda corporation, and Orient Express Hotels Ltd. ("OEHL"), a Bermuda corporation and wholly-owned subsidiary of SCL.

                                    RECITALS

         WHEREAS, in addition to its marine cargo container leasing, ferry and other material businesses, SCL has been engaged through OEHL and its various predecessor companies and their various subsidiaries and divisions owning and/or operating luxury hotels, passenger trains and restaurants in connection with the leisure business;

         WHEREAS, the Boards of Directors of SCL and OEHL have determined that it is in the best interests of OEHL and SCL and its stockholders for OEHL to offer shares of Class A Common Shares, par value $.01 per share (the "Class A Common Stock") of OEHL for sale to the public pursuant to an initial public offering ("IPO") and in connection therewith to separate its businesses so that from and after the Effective Date (as defined herein) the leisure business will be owned by OEHL and its subsidiaries and divisions;

         WHEREAS, Orient Express Hotels, Inc. ("OEHI"), a Delaware corporation wholly-owned subsidiary of OEHL, is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Code (as defined herein) and of consolidated, combined, unitary and other similar groups as defined under similar laws of other jurisdictions;

         WHEREAS, in connection with the IPO, SCL, OEHL and their respective affiliates have engaged in the Restructuring (as defined herein); and

         WHEREAS, it is appropriate and desirable to set forth the principles and responsibilities of the parties to this Agreement regarding the allocation of Taxes (as defined herein) and other related liabilities and adjustments with respect to Taxes, Audits (as defined herein) and other related Tax matters.

         NOW THEREFORE, in consideration of the premises or promises and the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS - Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Restructuring Agreement (as defined herein). As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

         "AUDIT" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial.

         "CODE" means the United States Internal Revenue Code of 1986, as amended, or any successor statute.

         "COMBINED GROUP" means a group of corporations or other entities that files a Combined Return or a corporation or other entity that files a Combined Return described in clause (ii) or clause (iii) of the definition of "Combined Return."

         "COMBINED RETURN" means any Tax Return with respect to Taxes, other than Federal Taxes,(i) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein OEHL or one or more OEHL Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with SCL or one or more SCL Affiliates, or
(ii) pursuant to which Tax Items or Tax Assets of (A) SCL (or any SCL Affiliate) are included on a separate Tax Return of OEHL (or any OEHL Affiliate) or (B) OEHL (or any OEHL Affiliate) are included on a separate Tax Return of SCL (or any SCL Affiliate) (including, without limitation, certain Tax Returns filed under the laws of the United Kingdom).

         "COMBINED TAX" means any Tax with respect to which a Combined Return is filed.

         "CONSOLIDATED GROUP" means an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files a Consolidated Return.

         "CONSOLIDATED RETURN" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein one or more OEHL Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with one or more SCL Affiliates.

         "DECONSOLIDATION" means with respect to each Tax Return (i) any event pursuant to which one or more SCL Affiliates cease to be includable in the Consolidated Return, (ii) any event pursuant to which neither OEHL nor any OEHL Affiliate continues to be included in a Combined Return which includes SCL and/or a SCL Affiliate, or (iii) any event pursuant to which a Tax Return described in clause (ii) of the definition of Combined Return no longer includes Tax Items or Tax Assets of both SCL (or any SCL Affiliate) and OEHL (or any OEHL Affiliate).

         "DECONSOLIDATION DATE" means the day on which a Deconsolidation occurs.

         "DECONSOLIDATION TAX" means any Tax, resulting from a Deconsolidation, taken into account under Section 1.1502-13 or Section 1.1502-19 or any predecessor provision of the Treasury Regulations (or any similar provision under Non-Federal Tax law).

         "EFFECTIVE DATE" has the meaning set forth in the Restructuring Agreement.

         "ESTIMATED TAX INSTALLMENT DATE" means the due date for any estimated tax payment, including (in the case of Federal Income Tax), the installments due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15), and the tax payment due March 15 (where an extension is requested for the filing of the Tax Return).

         "FEDERAL INCOME TAX" means any Tax imposed under Subtitle A of the Code or any other provision of United States federal Income Tax law (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto.

         "FEDERAL TAX" means any Tax imposed under the Code or otherwise under United States federal Tax law.

         "FINAL DETERMINATION" means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions,
(4) by execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or
(5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

         "INCOME TAX" means (a) any Tax based upon, measured by, or calculated with respect to (1) net income or profits (including, without limitation, any capital gains Tax, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (2) multiple bases if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (1) above, or (b) any United States state or local franchise Tax.

         "INDEMNIFIABLE LOSS DEDUCTION" has the meaning set forth in Section 6.3(b) of this Agreement.

         "INDEMNIFIED LOSS" has the meaning set forth in Section 6.3(b) of this Agreement.

         "INDEMNITEE" has the meaning set forth in Section 6.3(b) of this Agreement.

         "INDEMNITOR" has the meaning set forth in Section 6.3(b) of this Agreement.

         "INDEPENDENT FIRM" has the meaning set forth in Section 8 of this Agreement.

         "INTEREST ACCRUAL PERIOD" has the meaning set forth in Section 6.4 of this Agreement.

         "IPO" has the meaning set forth in the Recitals.

         "LOSSES" means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses, including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against a party hereunder).

         "OEHL AFFILIATE" means any corporation or other entity in which OEHL owns (directly or indirectly through other OEHL Affiliates) more than fifty percent (50%) of the total combined voting power (at any time after the completion of the IPO Restructuring).

         "OEHL DECONSOLIDATION TAX RETURN" has the meaning set forth in Section 9.2(b) of this Agreement.

         "OEHL GROUP" means OEHL and all OEHL Affiliates, or any subgroup thereof, excluding any member of the SCL Group.

         "OEHL RESTRUCTURING TAX RETURN" has the meaning set forth in Section 9.2(a) of this Agreement.

         "OPINION DOCUMENTS" means any and all documents relied upon by Deloitte & Touche in rendering their U.S. federal income tax opinion that the Spinoff should qualify under Section 355 of the Code.

         "OTHER SEPARATE TAX" means any Tax, other than Federal Tax, with respect to which a Combined Return is not filed.

         "PAYMENT PERIOD" has the meaning set forth in Section 6.4 of this Agreement.

         "POST-DECONSOLIDATION PERIOD" means any taxable period with respect to a Consolidated Return or Combined Return, as the case may be, beginning after a Deconsolidation Date.

         "PRE-DECONSOLIDATION PERIOD" means any taxable period with respect to a Consolidated Return or Combined Return, as the case may be, beginning on or before a Deconsolidation Date.

         "PRIVILEGE" means any privilege that may be asserted under applicable law including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.

         "RESTATED TAX SAVING AMOUNT" has the meaning set forth in Section 6.3(c) of this Agreement.

         "RESTRUCTURING" means the series of transactions contemplated by the Restructuring Agreement.

         "RESTRUCTURING AGREEMENT" means the Restructuring Agreement, dated as of May , 2000 by and between SCL, OEHL, OEHI, and other affiliates of SCL and OEHL.

         "RESTRUCTURING TAXES" means any Tax (net of any current benefit arising from any Tax Asset) resulting from the Restructuring imposed upon SCL or any SCL Affiliate or OEHL or any OEHL Affiliate; provided that such term shall not refer to such collateral Tax effects as the tax basis of assets, the amount of Tax Assets or earnings and profits of OEHL or any OEHL Affiliate.

         "SCL AFFILIATE" means any corporation or other entity in which SCL owns (directly or indirectly through other SCL Affiliates) more than fifty percent (50%) of the total combined voting power (at any time after the completion of the IPO Restructuring), other than OEHL or any OEHL Affiliate.

         "SCL GROUP" means SCL and all SCL Affiliates, or any sub-group thereof, excluding any member of the OEHL Group.

         "SEPARATE RETURN" means any Tax Return with respect to Other Separate Taxes filed by SCL, OEHL, or any of their respective affiliates.

         "SERVICE" means the Internal Revenue Service or any successor agency or authority.

         "SPINOFF" means any distribution (or exchange) by SCL or any SCL Affiliate, with respect to its stock, of the stock of OEHL (or any successor corporation or corporation which owns stock of OEHL) in a transaction intended to qualify under Section 355 of the Code.

         "SPINOFF DATE" means the close of business on the date on which the Spinoff is effected.

         "STRADDLE PERIOD" means any taxable period with respect to a Consolidated Return or Combined Return, as the case may be, beginning on or before the Deconsolidation Date and ending after the Deconsolidation Date.

         "TAX" means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

         "TAX ASSET" means any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

         "TAX AUTHORITY" means a governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the Service).

         "TAX ITEM" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

         "TAX RETURN" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "TAX SAVING AMOUNT" has the meaning set forth in Section 6.3(b) of this Agreement.

         "TREASURY REGULATIONS" means the final, temporary and proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 2.  PREPARATION AND FILING OF TAX RETURNS

   2.1  RESPONSIBILITY FOR RETURNS.

         (a) U.S. CONSOLIDATED TAX RETURNS. (i) OEHL shall have the sole and exclusive responsibility for the preparation and filing of the Consolidated Tax Returns of the affiliated group of which OEHI is the common parent; provided that, if SCL owns directly or indirectly fifty percent (50%) or more of the outstanding stock (by vote or value) of OEHL, OEHL shall, at the request of SCL, submit such Tax Returns to SCL (no later than fifteen (15) business days prior to the due date for the filing of such Tax Returns (taking into account applicable extensions)) for SCL's review and approval, which approval shall not be unreasonably withheld.

         (ii) Notwithstanding paragraph (i), SCL shall be responsible for preparing the portions of the Consolidated Tax Returns (including making any related elections) that relate exclusively to SCL or any SCL Affiliate. SCL shall submit any portions of the Tax Returns referred to in the immediately preceding sentence to OEHL at least forty-five (45) business days (or such shorter period as agreed to by OEHL) prior to the due date for the filing of such Tax Returns (taking into account applicable extensions) for OEHL's review and approval, which approval shall not be unreasonably withheld. SCL shall advise OEHL, each time that it delivers the portion of a Consolidated Return for which it is responsible pursuant to this Section 2.1(a)(ii), that there is substantial authority (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) with respect to United States federal, state and local Tax Returns for each of the positions set forth on such portion of the Tax Return.

         (iii) SCL shall have the right to request that OEHL timely file an amended Tax Return or claim for refund relating to the portion of any Consolidated Return which SCL is responsible for preparing under this Section 2.1(a). SCL shall be responsible for preparing the portion of such amended Tax Return or claim for refund relating to the portion of the Consolidated Return which SCL is responsible for preparing under Section 2.1(a)(ii) of this Agreement. SCL shall submit such portion of the amended Tax Return or claim for refund to OEHL no later than forty-five (45) business days prior to the requested date for filing for OEHL's review and approval, which approval shall not be unreasonably withheld.

         (b) COMBINED RETURNS. (i) Except to the extent provided in Section 2.1(b)(ii) and (iii), SCL shall have the sole and exclusive responsibility for the preparation and filing of all Combined Returns.

         (ii) OEHL shall be responsible for:

               (A) preparing and filing any Combined Return of OEHL or any OEHL Affiliate described in clause (ii) of the definition of "Combined Return;" and

               (B) preparing the portions of the Combined Returns (including making any related elections) that relate exclusively to OEHL or any OEHL Affiliate.

          OEHL shall submit (1) any such Combined Return and (2) any such portions of Combined Returns, to SCL at least forty-five (45) business days (or such shorter period as agreed to by SCL) prior to the due date for the filing of such Tax Returns (taking into account applicable extensions) for SCL's review and approval, which approval shall not be unreasonably withheld. OEHL shall advise SCL, each time that it delivers any such Combined Return or any such portions, that there is the equivalent of substantial authority (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) for each of the positions set forth on such Combined Return or such portions.

         (iii) OEHL shall have the right to request that SCL file an amended Tax Return or claim for refund relating to the portion of any Combined Return which OEHL is responsible for preparing under Section 2.1(b)(ii). OEHL shall be responsible for preparing the portion of such amended Tax Return or claim for refund relating to the portion of the Combined Return which OEHL is responsible for preparing under Section 2.1(b)(ii). OEHL shall submit such portion of the amended Tax Return or claim for refund to SCL no later than forty-five (45) business days prior to its filing for SCL's review and approval, which approval shall not be unreasonably withheld.

         (c) OTHER TAX RETURNS. Except as otherwise provided in this Section 2.1, OEHL shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns of OEHL and any OEHL Affiliate; provided that, if SCL owns directly or indirectly fifty percent (50%) or more of the outstanding stock (by vote or value) of OEHL, OEHL shall, at the request of SCL, submit such Tax Returns to SCL (no later than fifteen (15) business days prior to the due date for the filing of such Tax Returns (taking into account applicable extensions)) for SCL's review and approval, which approval shall not be unreasonably withheld.

         2.2 MANNER OF PREPARING AND FILING TAX RETURNS. (a) All Tax Returns filed after the date of this Agreement by SCL, any SCL Affiliate, OEHL or any OEHL Affiliate shall be (1) prepared in a manner that is consistent with (i) Sections 5.1 and 9.5 of this Agreement and (ii) the Opinion Documents, and (2) filed on a timely basis (taking into account applicable extensions) by the party responsible for such filing under Section 2.1 of this Agreement.

         (b) Subject to Sections 2.1(a)(ii) and (iii), OEHL, and, subject to
Section 2.1(b)(ii)(B) and (iii), SCL, as the case may be, shall have the exclusive right, in its sole discretion, with respect to any Tax Return for which it is responsible under Section 2.1 hereof, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by SCL, any SCL Affiliate, OEHL, and any OEHL Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Return.

         2.3 AGENT. (a) Subject to the other applicable provisions of this Agreement, OEHL hereby irrevocably designates, and agrees to cause each OEHL Affiliate to so designate, SCL as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as SCL, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return for which SCL is responsible pursuant to
Section 2.1(b) of this Agreement.

         (b) Subject to the other applicable provisions of this Agreement, SCL hereby irrevocably designates, and agrees to cause each SCL Affiliate to so designate, OEHL as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as OEHL, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return for which OEHL is responsible pursuant to Section 2.1(a) or (b) of this Agreement.

SECTION 3.   PAYMENT OF TAXES TO TAX AUTHORITIES

         3.1 FEDERAL INCOME TAXES. OEHL shall pay (or cause to be paid) to the Service all Federal Income Taxes with respect to any Consolidated Return due and payable for all Pre-Deconsolidation Periods. As provided in Section 4, SCL shall pay to OEHL the amount of the SCL Group's liability for Federal Income Taxes under Section 4.1 hereof.

         3.2 COMBINED TAXES. SCL shall pay (or cause to be paid) to the appropriate Tax Authorities all Combined Taxes with respect to any Combined Return due and payable for all Pre-Deconsolidation Periods; provided that, with respect to those Tax Returns described in clauses (ii) and (iii) of the definition of "Combined Return," SCL shall pay (or cause to be paid) to the appropriate Tax Authorities all Taxes due with respect to any Tax Return of SCL (or any SCL Affiliate) and OEHL shall pay (or cause to be paid) to the appropriate Tax Authorities all Taxes due with respect to any Tax Return of OEHL (or any OEHL Affiliate).

         3.3 OTHER FEDERAL TAXES. The parties shall each pay (or cause to be paid) to the appropriate Tax Authorities all of their respective Federal Taxes (excluding Federal Income Taxes for Pre-Deconsolidation Periods which are governed by Section 3.1 of this Agreement).

         3.4 OTHER SEPARATE TAXES. OEHL shall pay (or cause to be paid) to the appropriate Tax Authorities all Other Separate Taxes of OEHL or any OEHL Affiliate.


SECTION 4.  ALLOCATION OF TAXES; PAYMENT FOR LOSSES

         4.1 SCL GROUP FEDERAL INCOME TAX LIABILITY. (a) General. With respect to each Pre-Deconsolidation Period [beginning after December 31, 1998] (including the Straddle Period) of the affiliated group of which OEHI is the common parent, the SCL Group's liability for Federal Income Tax for such taxable period shall be determined on a pro forma SCL Group Consolidated Return prepared:

         (i) on a basis consistent with the preparation of the Consolidated Return for such period (including whether regular Tax or federal alternative minimum Tax applies with respect to the Consolidated Return), including only Tax Items of members of the SCL Group which are included in the Consolidated Return and by allocating Tax Assets to the SCL Group to the extent that the Tax Asset was created by a member of the SCL Group and such Tax Asset was actually utilized on the relevant Consolidated Return; and

         (ii) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period (or portion thereof); provided that, in the event that the federal alternative minimum Tax applies to the Consolidated Return, the SCL Group's liability shall equal the lesser of (i) the alternative minimum Tax liability with respect to the Consolidated Return that would result by including only Tax Items and Tax Assets of members of the SCL Group included in the Consolidated Return or (ii) the aggregate Tax liability payable with respect to such Consolidated Return.

         (b) Use of Net Losses. (i) If the SCL Group's liability for Federal Income Taxes under Section 4.1(a) is zero, then OEHL shall pay to SCL the tax benefit, if any, to the OEHL Group resulting from the inclusion of the SCL Group in the Consolidated Return, calculated as the excess of (A) the amount of Federal Income Tax that would have been payable, on a pro-forma basis, excluding the Tax Items and Tax Assets of members of the SCL Group included pursuant to
Section 4.1(a), over (B) the actual Federal Income Tax shown on such Return.

         (ii) If one or more members of the SCL Group generates a Tax Asset in a Post-Deconsolidation Period, which Tax Asset may be carried back to a Consolidated Return, then SCL may request that OEHL file an amended return on which such Tax Asset is carried back, in which case OEHL shall pay to SCL the tax benefit, if any, to the OEHL Group resulting from such carryback, similarly calculated (and reflecting the absorption of such Tax Asset under applicable Treasury Regulations).

         4.2 OEHL GROUP COMBINED TAX LIABILITY. (a) General. With respect to any Pre-Deconsolidation Period [beginning after December 31, 1998], the OEHL Group's liability for Combined Tax shall be the sum for such taxable period of the OEHL Group's liability for each Combined Tax, as determined on pro forma OEHL Group Combined Returns, prepared consistently with the principles and procedures of
Section 4.1(a).

         (b) Use of Net Losses. If the SCL Group's liability for Federal Income Taxes under Section 4.1(a) is zero, then OEHL shall pay to SCL the tax benefit, if any, to the OEHL Group resulting from the inclusion of the SCL Group in the Combined Return, calculated consistently with the principles and procedures of
Section 4.1(b).

         (c) Group Relief. (i) In the case of Tax Returns described in clause
(ii) of the definition of "Combined Return," where current period or brought forward losses or excess charges of one entity can be surrendered to or utilised by another entity, representatives of SCL and OEHL shall agree before any tax filings are made, what losses or charges are to be surrendered between entities and shall prepare the necessary elections or filings for this surrender, utilisation or loss claim. To facilitate this agreement, the representatives of each group shall advise the other group representative the extent of the losses or charges that are potentially available for surrender to the other group or the extent of the losses or charges that the group wishes to claim from the other group. In all cases, howsoever the parties subsequently may amend their tax returns or computations, when the parties initially advise each other of the quantity of losses or excess charges that could be surrendered or the losses or charges which could be claimed, each entity within each group will include in its computation of taxable income or loss all available allowances, deductions or charges that it is legally allowed to make. If the representatives of SCL and OEHL are unable to agree what losses or charges shall be surrendered between entities, either party wishing to claim the losses or charges from another entity must put the request in writing. The group receiving this request must respond to it within 5 days of the request being made, unless this deadline is extended by the agreement of both of the groups.

         (ii) Where either SCL or OEHL claims losses or excess charges from the other group, it shall pay the other group compensation for the use of the losses or charges equal to the amount of the additional tax liability that would have arisen had the losses not been surrendered. This payment shall be made within [5] days of the claimant entity submitting the tax return or other filing that includes the claim for losses from the other entity.

         (iii) In computing these amounts, each entity within each group will include in its computation of taxable income or loss all available allowances, deductions or charges that it is legally allowed to make. In addition, each group must use any brought forward or current period losses or excess charges available in any of its companies against the taxable income of the other companies in the same group before any of these losses or charges can be offered to the other group or before losses or charges are claimed from the other group. Notwithstanding the foregoing, it may be possible that one group wishes to claim losses or excess charges from the other group even though the claim would not be required if the claimant group included in its computation of taxable income or loss all available allowances, deductions or charges that it is legally allowed to make. In this case, the claimant group shall pay the other group compensation for the use of the losses or charges equal to the amount of the additional tax liability that would have arisen had the losses not been surrendered. This payment shall be made within [5] days of the claimant entity submitting the tax return or other filing that includes the claim for losses from the other entity.

         (iv) A group may refuse to surrender brought forward or current year losses or excess charges in any given period; provided, however if it does so, the refusing group shall pay to the other group compensation equal to the amount of additional tax that results from the refusal to surrender the losses or charges. The amount of additional tax is calculated as the tax liability of the claimant company less the payment that would have occurred had the losses or charges claimed by the claimant been surrendered.

         (v) Notwithstanding the foregoing, a group with brought forward or current year losses or excess charges may not force the other group to claim these losses or charges if the other group does not wish to do so.

         (vi) SCL and OEHL recognise that either group may submit amended tax returns for periods covered by this agreement, which could affect the losses claimed by or surrendered to the other group, including (without limitation) the carryback of losses from a Post-Deconsolidation Period to a Pre-Deconsolidation Period of a company that initially claimed losses of another company for such Pre-Deconsolidation Period. If an amended tax return is submitted, the filing group must advise the other group in writing of this, and must state, to the best of its knowledge, the impact it expects the amended filing will have either on the losses claimed by or surrendered to the other group, or any other anticipated impact on the other group's tax filings for the period covered by the amended return or for subsequent periods. Once the amended return is determined, the refiling group shall advise the other group of the determination and the revised final tax position of the entity that has submitted the amended return. To the extent that any refiling increases the tax liability of the other group, the refiling group shall pay any interest levied by the tax authorities in the country concerned in respect of this additional liability. The principal liability is for the sole account of the other group (ie is not for the account of the refiling group), as if the amended return had been filed originally. To the extent that any refiling reduces the losses claimed by the refiling group from the other group, or that can be claimed by the other group from the refiling group, the surrendering group shall repay, without interest, any compensation it has previously received for the initial surrender of losses or excess charges that are not now available as a result of the refiling. To the extent that any refiling increases the losses claimed by the refiling group from the other group, or increases the losses that are claimed from the refiling group, the claimant group shall pay the other group compensation for the use of the losses or charges equal to the amount of the additional tax liability that it has saved by the use of the losses or excess charges. To the extent that claiming the additional losses or charges increases the surrendering company's liability in any subsequent period for which tax filings or payments on account have already been made, the claimant company shall pay any interest levied by the Tax Authorities concerned in respect of this additional liability.

         4.3 COOPERATION. (a) SCL and OEHL shall prepare jointly any pro forma Tax Returns and calculations required under Section 4.1 or 4.2. SCL and OEHL agree to cooperate in good faith in connection with the preparation of such pro forma tax returns and calculations and agree to make reasonably available any documents, information or employees in connection therewith.

         (b) The pro forma Tax Returns and calculations shall be completed no later than ten business days before the date on which the related Consolidated Return or Combined Return, as the case may be, is required to be filed with the appropriate Tax Authority. Any disputes relating to the reporting of any Tax Item on the pro forma Tax Returns that have not been resolved within sixty (60) business days after such Tax Return is filed shall be referred to the Independent Firm, in accordance with the principles and procedures set forth in
Section 8 of this Agreement.

         4.4 TAX SHARING INSTALLMENT PAYMENTS. (a) CONSOLIDATED FEDERAL INCOME TAXES. Not later than two (2) business days prior to each Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period, the parties shall determine, under the principles of Section 6655 of the Code the estimated amount of the related installment of the SCL Group Federal Income Tax liability under Section 4.1. SCL shall pay to OEHL no later than five (5) business days after such Estimated Tax Installment Date the amount thus determined. The parties acknowledge and agree that, for purposes of this Section 4.4(a), SCL has not paid anything to OEHL as of the date hereof, with respect to the taxable period beginning January 1, 1999, or the taxable period beginning January 1, 2000.

         (b) COMBINED TAXES. SCL shall, in connection with any Estimated Tax Installment payment (payable with respect to any Combined Return filed by SCL) with respect to Combined Taxes for any Pre-Deconsolidation Period, determine the estimated amount of the related installment of the OEHL Group Combined Tax liability under Section 4.3. Within the first ten (10) business days of any month, SCL may provide OEHL with a written statement setting forth amounts owed by OEHL in connection with any installment payments with respect to other Combined Taxes made by SCL for the immediately preceding month and any other month for which a statement has not previously been provided by SCL. OEHL shall pay the amounts set forth on any statement within seven (7) business days following the receipt of such statement. The parties acknowledge and agree that, for purposes of this Section 4.4(b), OEHL has not paid anything to SCL as of the date hereof, with respect to the taxable period beginning January 1, 1999, or the taxable period beginning January 1, 2000.

         4.5 TAX SHARING TRUE-UP PAYMENTS. (a) FEDERAL INCOME TAXES. Not later than fifteen (15) business days following the completion of any pro forma SCL Group Consolidated Return pursuant to Section 4.1, SCL shall pay to OEHL, or OEHL shall pay to SCL, as appropriate, an amount equal to the difference, if any, between the SCL Group Federal Income Tax liability for the Pre-Deconsolidation Period and the aggregate amount paid by SCL with respect to such period under Section 4.4(a) of this Agreement.

         (b) COMBINED TAXES. Not later than fifteen (15) business days following the completion of any pro forma OEHL Group Combined Return pursuant to Section 4.2, OEHL shall pay to SCL, or SCL shall pay to OEHL, as appropriate, an amount equal to the difference, if any, between the OEHL Group Combined Tax liability for the Pre-Deconsolidation Period and the amounts paid by OEHL with respect to such period under Section 4.4(b) of this Agreement.

         4.6 REDETERMINATION AMOUNTS. (a) PRE-DECONSOLIDATION PERIODS BEGINNING AFTER DECEMBER 31, 1998. For any Pre-Deconsolidation Period beginning after December 31, 1998, in the event of a redetermination of any Tax Item of any member of a Consolidated Group or Combined Group as a result of a Final Determination, the filing of a Tax refund claim or the filing of an amended Tax Return pursuant to which Taxes are paid to a Tax Authority or a refund of Taxes is received from a Tax Authority, OEHL and SCL shall prepare jointly, in accordance with the principles and procedures set forth in this Section 4, revised pro forma SCL Group Consolidated Returns and/or revised pro forma OEHL Group Combined Returns, or other calculations, as appropriate, to reflect the redetermination of such Tax Item as a result of such Final Determination, filing of a Tax refund claim or filing of an amended Tax Return. Following the preparation of such revised pro forma tax returns, SCL's and OEHL's payment obligations under this Section 4 shall be redetermined.

         (b) PRE-DECONSOLIDATION PERIODS BEGINNING ON OR BEFORE DECEMBER 31, 1998. For any Pre-Deconsolidation Period beginning on or before December 31, 1998, in the event of a redetermination of any Tax Item of any member of a Consolidated Group or Combined Group as a result of a Final Determination, the filing of a Tax refund claim or the filing of an amended Tax Return pursuant to which Taxes are paid to a Tax Authority or a refund of Taxes is received from a Tax Authority, OEHL and SCL shall prepare jointly, in accordance with the principles and procedures set forth in this Section 4, pro forma SCL Group Consolidated Returns and pro forma OEHL Group Combined Returns, or other calculations, as appropriate, both without regard to the redetermined Tax Item and with regard to the redetermined Tax Item. SCL shall pay to OEHL, or OEHL shall pay to SCL, as appropriate, the amount of the difference in such pro forma Tax liabilities.

         4.7 PAYMENT OF TAXES FOR POST-DECONSOLIDATION PERIODS. Except as otherwise provided in this Agreement, OEHL shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Post-Deconsolidation Periods for which OEHL has filing responsibility, including under this Agreement. Except as otherwise provided in this Agreement, SCL shall pay or cause to be paid all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to Tax Returns relating to Post- Deconsolidation Periods for which SCL has filing responsibility, including under this Agreement.

SECTION 5.  TAX ATTRIBUTES

         5.1 ALLOCATION OF TAX ITEMS. All Tax computations for (i) any Pre-Deconsolidation Period ending on a Deconsolidation Date, (ii) the immediately following taxable period of SCL or any SCL Affiliate and (iii) any Straddle Period, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions and, to the extent possible, in a manner consistent with the principles set forth in Section 4.1(a) of this Agreement.

         5.2 POST DECONSOLIDATION. To the extent permitted by applicable law, following any Deconsolidation, the relevant Tax Assets with respect to the Consolidated Group or Combined Group, as the case may be, shall be allocated to the corporation or entity that created or generated the Tax Asset.


SECTION 6.  ADDITIONAL OBLIGATIONS

         6.1 PROVISION OF INFORMATION AND MUTUAL COOPERATION. (a) SCL and OEHL shall, and shall cause their respective affiliates to, (1) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of (i) preparing any Tax Return (or pro forma Tax return prepared in accordance with Section 4 hereof) or portion thereof for which the other has responsibility for preparing under this Agreement, (ii) contesting or defending any Audit, and (iii) making any determination or computation necessary or appropriate under this Agreement, (2) make its employees available to the other to provide explanations of documents and materials and such other information as the other may reasonably request in connection with any of the matters described in subclauses (i), (ii) and (iii) of clause (1) above, (3) reasonably cooperate in connection with any Audit.

         (b) SCL and OEHL shall, and shall cause their respective affiliates to, retain and provide on reasonable demand books, records, documentation or other information relating to any Tax Return or Audit, with respect to any taxable period in which SCL owns, directly or indirectly, 50% or more (by vote or value) of the outstanding stock of OEHL, until the later of (i) the expiration of the applicable statute of limitations (after giving effect to any extension, waiver, or mitigation thereof) and (ii) in the event any claim is made under this Agreement or by any Tax Authority for which such information is relevant, until a Final Determination is reached with respect to such claim. Notwithstanding anything to the contrary included in this Agreement, the parties will comply in all respects with the requirements of any applicable record retention agreement with the Service or other Tax Authority.

         (c) No member of the SCL Group shall be required to provide OEHL or any OEHL Affiliate access to or copies of (1) any Tax information that relates exclusively to any member of the SCL Group, (2) any Tax information as to which any member of the SCL Group is entitled to assert the protection of any Privilege, or (3) any Tax information as to which any member of the SCL Group is subject to an obligation to maintain the confidentiality of such information.

SCL shall use reasonable efforts to separate any such information from any other information to which OEHL is entitled to access or to which OEHL is entitled to copy under this Agreement, to the extent consistent with preserving its rights under this Section 6.1(c).

         (d) No member of the OEHL Group shall be required to provide SCL or any SCL Affiliate access to or copies of any Tax information that reflects exclusively any member of the OEHL Group, (2) any Tax information as to which any member of the OEHL Group is entitled to assert the protection of any Privilege or (3) any Tax information as to which any member of the OEHL Group is subject to an obligation to maintain the confidentiality of such information. OEHL shall use reasonable efforts to separate any such information from any other information to which SCL is entitled to access or to which SCL is entitled to copy under this Agreement, to the extent consistent with preserving its rights under this Section 6.1(d).

         6.2 INDEMNIFICATION. (a) FAILURE TO PAY. SCL and each SCL Affiliate shall jointly and severally indemnify OEHL, each OEHL Affiliate and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss that is attributable to, or results from the failure of SCL or any SCL Affiliate to make any payment required to be made under this Agreement. OEHL and each OEHL Affiliate shall jointly and severally indemnify SCL, each SCL Affiliate and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss that is attributable to, or results from, the failure of OEHL or any OEHL Affiliate to make any payment required to be made under this Agreement.

         (b) INACCURATE OR INCOMPLETE INFORMATION. SCL and each SCL Affiliate shall jointly and severally indemnify OEHL, each OEHL Affiliate and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss attributable to the negligence of SCL or any SCL Affiliate in supplying OEHL or any OEHL Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return or any Audit. OEHL and each OEHL Affiliate shall jointly and severally indemnify SCL, each SCL Affiliate and their respective directors, officers and employees, and hold them harmless from and against any Tax or Loss attributable to the negligence of OEHL or any OEHL Affiliate in supplying SCL or any SCL Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return or any Audit.

         6.3 TAX CONSEQUENCES OF PAYMENTS (a) TAX CHARACTERIZATION OF PAYMENTS. For all Tax purposes and notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the parties hereto shall treat the principal amount of any payment made pursuant to this Agreement [as a capital contribution or dividend distribution, as the case may be, immediately prior to the Effective Date and, accordingly, as] not includible in the taxable income of the recipient and not deductible as an expense of the payor. If, as a result of a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement is taxable to the Indemnitee (as defined in Section 6.3(b) of this Agreement), the Indemnitor (as defined in Section 6.3(b) of this Agreement) shall pay to the Indemnitee an amount equal to any increase in the Income Taxes of the Indemnitee as a result of receiving the payment from the Indemnitor (grossed up to take into account such payment, if applicable).

         (b) ADJUSTMENTS TO PAYMENTS. Any party that has received a payment ("Indemnitee") under this Agreement from another party ("Indemnitor") with respect to any Losses or Taxes suffered or incurred by the Indemnitee ("Indemnified Loss") shall pay to such Indemnitor an amount equal to any "Tax Saving Amount" realized by the Indemnitee promptly upon its receipt. For purposes of this Section 6.3(b), the Tax Saving Amount shall equal the amount by which the Income Taxes of the Indemnitee or any of its affiliates are reduced (including, without limitation, through the receipt of a refund, credit or otherwise), plus any related interest received from a Tax Authority, as a result of claiming as a deduction or offset on any relevant Tax Return amounts attributable to an Indemnified Loss (the "Indemnifiable Loss Deduction").

         (c) REPORTING OF INDEMNIFIABLE LOSS. In the event that an Indemnitee incurs an Indemnified Loss, such Indemnitee shall claim as a deduction or offset on any relevant Tax Return (including, without limitation, any claim for refund) such Indemnified Loss to the extent such position is supported by "substantial authority" (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) with respect to United States federal, state and local Tax Returns or has similar appropriate authoritative support with respect to any Tax Return other than United States federal, state and local Tax Returns. The Indemnitee shall have primary responsibility for the preparation of its Tax Returns and reporting thereon such Indemnifiable Loss Deduction; provided, that the Indemnitee shall consult with, and provide the Indemnitor with a reasonable opportunity to review and comment on the portion of the Indemnitee's Tax Return relating to the Indemnified Loss. If a dispute arises between the Indemnitee and the Indemnitor as to whether there is "substantial authority" (with respect to United States federal, state and local Tax Returns) or similar appropriate authoritative support (with respect to any Tax Return other than United States federal, state and local Tax Returns) for the claiming of an Indemnifiable Loss Deduction, such dispute shall be resolved in accordance with the principles and procedures set forth in Section 8 of this Agreement. Both OEHL and SCL shall act in good faith to coordinate their Tax Return filing positions with respect to the taxable periods that include an Indemnifiable Loss Deduction. There shall be an adjustment to any Tax Saving Amount calculated under Section 6.3(b) hereof in the event of an Audit which results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction reported on any relevant Tax Return of the Indemnitee. The Indemnitee shall promptly inform the Indemnifying Party of any such Audit and shall attempt in good faith to sustain the Indemnifiable Loss Deduction at issue in the Audit. Upon receiving a written notice of a Final Determination in respect of an Indemnifiable Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Indemnifiable Loss Deduction under Section 6.3(b) hereof, taking into account the Final Determination (the "Restated Tax Saving Amount"). If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall promptly pay the Indemnitor an amount equal to the difference between such amounts. If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnitor shall promptly pay the Indemnitee an amount equal to the difference between such amounts.

         6.4 INTEREST. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within fifteen (15) business days after demand for payment is made (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment (the "Interest Accrual Period") at a per annum rate equivalent to the rate charged by the relevant Tax Authority. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.


SECTION 7.  AUDITS

         7.1 IN GENERAL. (a) CONSOLIDATED TAX RETURNS. (i) Subject to Section 7.1(a)(ii) of this Agreement, OEHL shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of SCL, any SCL Affiliate, OEHL or any OEHL Affiliate in any Audit relating to any Tax Return described in Section 2.1(a) of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. OEHL's rights shall extend to any matter pertaining to the management and control of an Audit, including, without limitation, execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

         (ii) SCL shall have the right to control, contest and represent the interests of SCL or any SCL Affiliate in any Audit relating directly to any Tax
Item included on the portion of any Consolidated Return which SCL is responsible for preparing pursuant to Section 2.1(a)(ii) of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Audit; provided that, the entering into of any such resolution, settlement or agreement or any decision in connection with (including the entering into of) any judicial or administrative proceeding relating to Taxes shall be subject to the review and approval of OEHL, which approval shall not be unreasonably withheld.

         (b) COMBINED RETURNS. (i) Subject to Section 7.1(a)(ii) of this Agreement, SCL shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of SCL, any SCL Affiliate, OEHL or any OEHL Affiliate in any Audit relating to any Tax Return which it has the responsibility for filing under Section 2.1(b)(i) of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. SCL's rights shall extend to any matter pertaining to the management and control of an Audit, including, without limitation, execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

         (ii) OEHL shall have the right to control, contest and represent the interests of OEHL or any OEHL Affiliate in any Audit relating directly to any Tax Item included on the portion of any Combined Return which OEHL is responsible for preparing pursuant to Section 2.1(b)(ii)(B) of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Audit; provided that, the entering into of any such resolution, settlement or agreement or any decision in connection with (including the entering into of) any judicial or administrative proceeding relating to Taxes shall be subject to the review and approval of OEHL, which approval shall not be unreasonably withheld.

         (c) OTHER TAX RETURNS. OEHL shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of OEHL or any OEHL Affiliate in any Audit relating to any Tax Return described in Section 2.1(c) of this Agreement and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided that, so long as SCL owns fifty percent (50%) or more of the outstanding stock (by vote or value) of OEHL, the entering into of any such resolution, settlement or agreement or any decision in connection with (including the entering into of) any judicial or administrative proceeding relating to Taxes shall be subject to SCL's review and approval, which approval shall not be unreasonably withheld.

         7.2 NOTICE. If SCL or any member of the SCL Group receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in the redetermination of a Tax Item of a member of the OEHL Group, SCL shall promptly provide a copy of such notice to OEHL (but in no event later than ten
(10) business days following the receipt of such notice). If OEHL or any member of the OEHL Group receives written notice of, or relating to, an Audit from a Tax Authority that assets, proposes or recommends a deficiency, claim or adjustment that if sustained, would result in the redetermination of a Tax Item of a member of the SCL Group, OEHL shall promptly provide a copy of such notice to SCL (but in no event later than ten (10) business days following the receipt of such notice).

         7.3 FAILURE TO NOTIFY. The failure of SCL or OEHL to notify the other of any matter relating to a particular Tax for a taxable period or to take any action specified in this Agreement shall not relieve such other party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such taxable period except to the extent that such other party's rights hereunder are materially prejudiced by such failure.


SECTION 8. DISPUTE RESOLUTION. In the event that SCL, on the one hand, and OEHL, on the other hand, disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, SCL and OEHL shall jointly retain a tax attorney that is a member of a nationally recognized law firm or "big five" accounting firm, which firm is independent of both parties (the "Independent Firm"), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, SCL and OEHL shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by SCL and OEHL.

SECTION 9.  RESTRUCTURING

         9.1 RESTRUCTURING TAXES. (a) LIABILITY FOR RESTRUCTURING TAXES AND DECONSOLIDATION TAXES. Notwithstanding any other provision of this Agreement (other than Section 9.1(b) hereof), SCL shall be responsible for the payment of, and shall indemnify and hold OEHL harmless from and against, any Restructuring Taxes and any Deconsolidation Taxes.

         (b) LIABILITY FOR UNDERTAKING CERTAIN ACTIONS. Notwithstanding Section 9.1(a) of this Agreement, OEHL and each OEHL Affiliate shall be jointly and severally responsible for, and shall indemnify and hold SCL harmless from and against, any Restructuring Taxes that are attributable to, or result from, (i) any action taken by OEHL or any OEHL Affiliate that was not contemplated by the parties in connection with the IPO and the Restructuring Agreement or (ii) the failure by OEHL or any OEHL Affiliate to take any action that OEHL is responsible for taking under this Agreement, the Restructuring Agreement or any other agreement related to the IPO. Each of the parties hereto agrees to act in good faith and without negligence in connection with the Tax reporting of and all other aspects related to the Tax consequences of the Restructuring and any Deconsolidation and shall be responsible for any Taxes or Losses arising from any failure to act in good faith or any negligent act or omission with respect thereto.

         9.2 TAX REPORTING OF RESTRUCTURING ITEMS. (a) RESTRUCTURING TAXES. Any Tax Return (or portion thereof) that includes any Tax Item resulting from the Restructuring shall be prepared and filed by the party responsible for preparing and filing such Tax Return (under Section 2 of this Agreement); provided that, notwithstanding any other provision of this Agreement, if OEHL is the party responsible for preparing any such Tax Return (or portion thereof) (each an "OEHL Restructuring Tax Return"), OEHL shall provide to SCL, no later than twenty (20) business days following the Effective Date, a written list of those OEHL IPO Tax Returns that OEHL reasonably believes could result in the imposition of a Tax liability of more than $10,000 for which SCL will be responsible pursuant to this Section 9. Within twenty (20) business days following the receipt of such list, SCL shall provide a written list to OEHL of those OEHL Restructuring Tax Returns that SCL wishes to review. OEHL shall provide any such OEHL Restructuring Tax Returns (or portions thereof) to SCL (no later than forty-five (45) business days (or such shorter period as agreed to by SCL) prior to the due date for the filing of such Tax Return (taking into account applicable extensions)), for SCL's review and approval, which approval, to the extent it relates to any Tax Item resulting from, or arising out of, the Restructuring may be withheld by SCL in its sole discretion and any such Tax Item shall be reported as determined by SCL in its sole discretion (so long as such reporting position is supported by "substantial authority" (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) with respect to United States federal, state and local Tax Returns or has similar appropriate authoritative support with respect to any Tax Return other than United States federal, state and local Tax Returns). In the event that the time periods provided in this Section 9.2(a) would not provide SCL with a reasonable period of time within which to review any such OEHL Restructuring Tax Return prior to the filing of such Tax Return, then the parties shall cooperate in order that SCL may participate in the preparation of such Tax Return and have the rights otherwise provided in this Section 9.2(a).

         (b) DECONSOLIDATION TAXES. Any Tax Return (or portion thereof) that includes any Tax Item relating to any Deconsolidation (to the extent resulting in Deconsolidation Taxes) shall be prepared and filed by the party responsible for preparing and filing such Tax Return (under Sections 2 of this Agreement); provided that, notwithstanding any other provision of this Agreement, if OEHL is the party responsible for preparing any such Tax Return (or portion thereof) (each an "OEHL Deconsolidation Tax Return"), OEHL shall provide any such OEHL Deconsolidation Tax Return (or portion thereof) to SCL (no later than forty-five
(45) business days (or such shorter period as agreed to by SCL) prior to the due date for the filing of such Tax Return (taking into account applicable extensions)), for SCL's review and approval, which approval, to the extent it relates to any Tax Item relating to any Deconsolidation (to the extent resulting in Deconsolidation Taxes), may be withheld by SCL in its sole discretion and any such Tax Item shall be reported as determined by SCL in its sole discretion (so long as such reporting position is supported by "substantial authority" (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) with respect to United States federal, state and local Tax Returns or has similar appropriate authoritative support with respect to any Tax Return other than United States federal, state and local Tax Returns).

         9.3 AUDITS RELATING TO RESTRUCTURING OR DECONSOLIDATION. Notwithstanding any other provision of this Agreement, SCL shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of SCL, any SCL Affiliate, OEHL or any OEHL Affiliate in any Audit with respect to Tax Items related to the Restructuring or Deconsolidation (to the extent resulting in Deconsolidation Taxes), and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Items. OEHL's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

         9.4 PROVISION OF INFORMATION AND MUTUAL COOPERATION. In addition to the parties' respective obligations under Section 6.1 of this Agreement, SCL and OEHL shall, and shall cause their respective Affiliates to, cooperate with respect to all aspects of the Restructuring including, without limitation, by
(1) furnishing to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of (i) preparing any Tax Return that includes Tax Items relating to or arising from the Restructuring and (ii) contesting or defending any Audit with respect to Tax Items relating to or arising from the Restructuring and (2) make its employees available to the other to provide explanations of documents and materials and such other information as the other may reasonably request in connection with any of the matters described in subclauses (i) and (ii) of clause (1) above.

         9.5 ALLOCATION OF TAX ASSETS. In connection with the Restructuring and Deconsolidation, Tax Assets shall be allocated among SCL, each SCL Affiliate, OEHL and each OEHL Affiliate, in accordance with applicable law. The parties hereby agree that in the absence of controlling legal authority, Tax Assets shall be allocated to the entity that created or generated the Tax Asset (regardless of whether such Tax Asset was created or generated in the business in which such entity is currently engaged).

SECTION 10.   SPINOFF

         10.1 SPINOFF RELATED ITEMS. (a) RESTRICTIONS ON CERTAIN POST-DISTRIBUTION ACTIONS. (1) OEHL RESTRICTIONS. OEHL agrees that it will not take or fail to take, or permit any OEHL Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation in the Opinion Documents.

         (2) SCL RESTRICTIONS. SCL agrees that it will not take or fail to take, or permit any SCL Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation in the Opinion Documents.

         (b) PARTICIPATION RIGHTS. SCL shall have the right to obtain an Opinion in its sole and exclusive discretion. If SCL determines to obtain an Opinion, OEHL shall cooperate with SCL and take any and all actions reasonably requested by SCL in connection with obtaining an Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by Deloitte & Touche; provided that, OEHL shall not be required to make any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). In connection with obtaining an Opinion, (i) SCL shall cooperate with and keep OEHL informed in a timely manner of all material actions taken or proposed to be taken by SCL in connection therewith; (ii) SCL shall (A) reasonably in advance of the submission of any Opinion Documents, provide OEHL with a draft copy thereof, (B) reasonably consider OEHL's comments on such draft copy, and (C) provide OEHL with a final copy; and (iii) SCL shall provide SCL with notice reasonably in advance of, and OEHL shall have the right to attend, any formally scheduled meetings with Deloitte & Touche (subject to the approval of Deloitte & Touche) that relate to such Opinion.

         (2) CERTAIN OEHL ACTIONS FOLLOWING SPINOFF. OEHL agrees that, during the three (3) year period following a Spinoff, prior to amending its certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise, in a manner that affects the relative voting rights of the separate classes of OEHL stock (including, without limitation, through the conversion of one class of OEHL stock into another class of OEHL stock), unless SCL and OEHL agree otherwise, OEHL shall obtain an opinion (acceptable to SCL) of nationally recognized tax counsel that such amendment will not affect the treatment of the Spinoff under Section 355 of the Code. OEHL agrees that, during the three (3) year period following a Spinoff, prior to entering into any agreement to (i) sell all or substantially all of the assets of OEHL or any OEHL Affiliate, (ii) merge OEHL or any OEHL Affiliate with another entity, without regard to which party is the surviving entity, or (iii) issue stock of OEHL or any OEHL Affiliate in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements), unless SCL and OEHL agree otherwise, OEHL shall obtain an opinion (reasonably acceptable to SCL) of nationally recognized tax counsel that such transaction will not affect the treatment of the Spinoff under Section 355 of the Code.

         (d) LIABILITY FOR BREACH OF REPRESENTATION. Each of SCL and OEHL hereby represents that (1) it will read the Opinion Documents prior to the date submitted, (2) all information contained in such Opinion Documents that concerns or relates to such party or any affiliate of such party will be true, correct and complete in all material respects, and (3) except to the extent that such party shall have notified the other party in writing to the contrary and with reasonable specificity prior to the Spinoff Date, all such information that concerns or relates to such party or any affiliate of such party will be true, correct and complete in all material respects as of the Spinoff Date..

         10.2 INFORMATION FOR SHAREHOLDERS. SCL shall provide each shareholder that receives stock of OEHL pursuant to the Spinoff with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury regulations thereunder with respect to statements that such shareholders must file with their United States federal income Tax Returns demonstrating the applicability of Section 355 of the Code to the Spinoff.


SECTION 11.  MISCELLANEOUS

         11.1 EFFECTIVENESS. This Agreement shall become effective upon execution by both parties hereto.

         11.2 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below; provided, telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service; provided, receipt of delivery has been confirmed, or (iv) on the fifth day after mailing; provided, receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

                  If to SCL or any SCL Affiliate, to:

                         [to come]


                         Facsimile:
                         Attention:

                  If to OEHL or any OEHL Affiliate to:

                         [to come]

                         Facsimile:
                         Attention:

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

         11.3 CHANGES IN LAW. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

         11.4 SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

         11.5 AUTHORIZATION, ETC. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

         11.6 COMPLETE AGREEMENT. This Agreement shall constitute the entire agreement between SCL or any SCL Affiliate and OEHL or any OEHL Affiliate with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Unless the context indicates otherwise, any reference to OEHL in this Agreement shall refer to OEHL and the OEHL Affiliates and any reference to SCL in this Agreement shall refer to SCL and the SCL Affiliates. Notwithstanding anything to the contrary herein, nothing in this Agreement shall modify the rights and obligations of the parties as set forth in Section 5.6(b) of the Restructuring Agreement.

         11.7 INTERPRETATION. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

         11.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.9 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11.10 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of SCL, the SCL Affiliates, OEHL and the OEHL Affiliates, and is not intended to confer upon any other person any rights or remedies hereunder.

         11.11 CHOICE OF LAW; JURISDICTION AND FORUM.

         (a) This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Island of Bermuda.

         (b) If any party shall have the right to seek recourse to a court with respect to any dispute arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, then any action or proceeding in respect of any such dispute shall be brought exclusively in the Courts of the Islands of Bermuda.

         11.12 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.


                               SEA CONTAINERS LTD.
                               on behalf of itself and its affiliates


                               By_____________________________________
                                 Name:
                                 Title:

                               ORIENT EXPRESS HOTELS LTD.
                               on behalf of itself and its affiliates


                               By_____________________________________
                                 Name:
                                 Title: